UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): December 23, 2025

Presurance Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Michigan	001-37536	27-1298795
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3001 West Big Beaver, Suite 319

Troy, MI 48084

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (248) 509-9202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	PRHI	The Nasdaq Stock Market LLC
9.75% Senior Notes due 2028	PRHIZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On December 23, 2025 (the “Initial Issue Date”), Presurance Holdings, Inc. (the “Company”) sold one thousand six hundred (1,600) shares of its newly designated Series C Preferred Stock, no par value (the “Series C Preferred Stock” or the “Securities”), to Clarkston Companies, Inc. (the “Purchaser”), an entity affiliated with Jeffrey Hakala, a member of the Board of Directors of the Company, for an aggregate purchase price of eight million dollars ($8,000,000). The sale of the Securities was consummated on the Initial Issue Date pursuant to a Securities Purchase Agreement (the “Agreement”) by and between the Company and the Purchaser.

The Company intends to use the proceeds for working capital and general corporate purposes. The Purchase Agreement contains customary representations and warranties from the Company, on the one hand, and the Purchaser, on the other.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by the terms of the Purchase Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The sale of the Securities pursuant to the Purchase Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and certain rules and regulations promulgated thereunder.

The information contained in Items 1.01 and 5.03 of this Current Report on Form 8-K regarding the sale of the Securities, the Purchase Agreement and the terms of the Series C Preferred Stock is hereby incorporated by reference into this Item 3.02.

Item 3.03. Material Modification to Rights of Security Holders.

The information contained in Item 5.03 of this Current Report on Form 8-K regarding the Certificate of Designation (as defined below) is hereby incorporated by reference into this Item 3.03.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 23, 2025, the Company filed the Certificate of Designation of Series C Preferred Stock (the “Certificate of Designation”) to the Company’s Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Michigan, effective as of such date, designating one thousand six hundred (1,600) shares of Series C Preferred Stock (the “Shares”) out of the authorized but unissued shares of the Company’s preferred stock as “Series C Preferred Stock,” and designating the dividend, preferences, rights, voting power, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares. A description of the material terms of the Series C Preferred Stock, as contained within the Certificate of Designation, is set forth below:

Issue:	Series C Preferred Stock

Number of Shares Designated	1,600

Ranking, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Company:	The Series C Preferred Stock will rank senior to all of the common stock of the Company.

Maturity:	April 2, 2027 (the “Maturity Date”)

Issue Price per Share:	$5,000 (the “Series C Issue Price”)

Dividend Rate:	The “Series C Dividend Rate” is equal to the annualized rate per share equal to fifteen percent (15.0%) per annum on each Share of the Series C Preferred Stock.

Liquidation Preference:

In the event of any Liquidation Event (as defined in the Certificate of Designation), after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of capital stock of the Company ranking senior to the Series C Preferred Stock, the Company shall pay, pari passu with the holders of any parity securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Company shall be made to the holders of Junior Securities (as defined in the Certificate of Designation) by reason of their ownership thereof, an amount in cash per share equal to the Series C Issue Price (as defined above).

Optional Redemption:

The Company shall solely have the right at any time on or after the Initial Issue Date and up to the Maturity Date, by 10 days’ advance written notice to each of the Holders (as defined in the Certificate of Designation), to redeem, at its option, in whole or in part, the Series C Preferred Stock (the “Optional Redemption”). Any such Optional Redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Any redemption of the Series C Preferred Stock shall occur on a date set by the Company, subject to limitations contained in the first sentence of this paragraph.

Redemption Amount:	The Series C Preferred Stock may be redeemed at a price equal to the Series C Issue Price.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Series C Preferred Stock.
10.1	Purchase Agreement, dated December 23, 2025, by and between Presurance Holdings, Inc. and Clarkston Companies, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Presurance Holdings, Inc.

Date: December 30, 2025	By:	/s/ BRIAN J. RONEY
Brian J. Roney
Chief Executive Officer